Exhibit 99.1

Contact:	Karla Harvill
770-393-5091

Gold Kist Inc. Reports Fourth Quarter and Fiscal Year-end 2005 Results

ATLANTA, Ga. (November 18, 2005) – Gold Kist Inc. (NASDAQ:GKIS) today reported financial results for the fourth quarter and fiscal year ended October 1, 2005. For the 13-week fourth fiscal quarter, net income was $25.0 million, or $0.49 per diluted share, compared with net income of $34.0 million for the 14-week fiscal quarter ended October 2, 2004. Fourth quarter net sales were $582.7 million, compared with $646.5 million for the quarter ended October 2, 2004.

For fiscal 2005, the Company reported net sales of $2.30 billion, a decline of 3.6 percent, compared with net sales of $2.39 billion for the 12 months ended October 2, 2004. Net operating income for fiscal 2005 was $205.6 million compared with net operating income of $262.7 million for the 12 months ended October 2, 2004. Net income for the fiscal year ended October 1, 2005, was $112.2 million, or $2.22 per diluted share, compared with net income of $121.4 million for the 12 months ended October 2, 2004. Following the conversion in October 2004 to a for-profit corporation from a cooperative association, the Company changed its fiscal year-end from the Saturday closest to the end of June to the Saturday closest to the end of September.

“We are very pleased with our results for fiscal 2005,” said John Bekkers, president and chief executive officer. “Fiscal 2005 was the second best year in our 72-year history for net income, following the record results of the 12-month period that ended October 2, 2004. The decrease in net sales for the fiscal year was due to a 7.5 percent decline in average broiler prices, partially offset by a 4.2 percent increase in broiler pounds sold when compared with the 12 months that ended October 2, 2004. Broiler sales prices weakened at the end of fiscal 2005 primarily due to seasonal factors and volume declines at quick-service restaurants caused by higher energy prices.

“During fiscal 2005, higher processing costs were offset by lower feed costs. Total feed costs were 13.7 percent lower in fiscal 2005 than in the 12-month period ended October 2, 2004. Although cash market prices for both soybean meal and corn declined during the quarter ended October 1, 2005, the Company was unable to benefit fully from these price declines due to priced-forward purchase contracts that were entered into in order to secure a portion of our feed ingredient requirements.

“Our export sales continued to perform well in fiscal 2005. Export sales increased 28.9 percent to a record $137.6 million in fiscal 2005 when compared with the 12-month period ended October 2, 2004. The increase was due to a 28.7 percent increase in pounds shipped to Russia and strong demand from other countries such as Mexico and China. Concerns about avian influenza recently have had a negative impact on international demand, but we believe this demand will follow historical patterns and return to normal as the public is reassured about the safety of poultry products.

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Gold Kist Announces Fiscal 2005 Financial Results

November 18, 2005

“Looking ahead, we believe our private-label strategy continues to differentiate us in the marketplace. New packaging and other product innovations for our private-label customers are creating additional sales and opportunities for new retail customer development.”

Gold Kist Inc. will hold a conference call today, November 18, 2005, at 2 p.m. Eastern Time to discuss financial and operational results for the fourth quarter and fiscal year ended October 1, 2005, and other matters related to the Company. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.goldkist.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call. If Internet access is unavailable, you may listen to the live call by telephone by dialing (800) 289-0730. The confirmation number for this call is 3528884.

This news release contains “forward-looking statements” as defined in the federal securities laws regarding Gold Kist’s beliefs, anticipations, expectations or predictions of the future, including statements relating the impact on international demand from avian influenza and the governments’ reassurance of the public regarding the safety of poultry products; and the effects of our private label business, and in particular, new packaging and other product innovation. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include uncertainties relating to fluctuations in the cost and availability of raw materials, such as feed ingredients; risks associated with effectively executing risk management activities; changes in the availability and relative costs of labor and contract growers; market conditions for value-added and other finished products, including competitive factors and the supply and pricing of alternative meat proteins; effectiveness of our sales and marketing programs; disease outbreaks affecting broiler production, demand and/or marketability of our products; effectiveness of our capital expenditures and other cost-savings measures; contamination of products, which can lead to product liability and product recalls; access to foreign markets together with foreign economic conditions; acquisition activities and the effect of completed acquisitions; pending or future litigation; the ability to obtain additional financing or make payments on our debt; regulatory developments, industry conditions and market conditions; and general economic conditions; as well as other risks described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended October 2, 2005, and subsequent filings with the Securities and Exchange Commission. Gold Kist undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gold Kist

Gold Kist is the third largest integrated chicken company in the United States, accounting for more than 9 percent of chicken produced in the United States in 2004. Gold Kist operates a fully-integrated chicken production, processing and marketing business. Gold Kist’s production operations include nine divisions located in Alabama, Florida, Georgia, North Carolina and South Carolina. For more information, visit the Company’s web site at www.goldkist.com.

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Gold Kist Announces Fiscal 2005 Financial Results

November 18, 2005

GOLD KIST INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

(Unaudited)

	October 2, 2004	October 1, 2005
ASSETS
Current assets:
Cash and cash equivalents	$175,289	$153,561
Receivables, net	115,015	125,389
Inventories	238,892	233,681
Deferred income taxes, net	15,732	11,506
Other current assets	38,577	26,873

Total current assets	583,505	551,010

Investments	13,072	10,747
Property, plant and equipment, net	247,398	286,515
Deferred income taxes, net	13,612	25,133
Other assets	65,652	52,284

	$922,842	$925,689

LIABILITIES AND EQUITY
Current liabilities:
Notes payable and current maturities of long-term debt	$20,875	$1,518
Accounts payable	84,121	87,486
Accrued compensation and related expenses	42,556	33,882
Income taxes payable	8,583	34,850
Other current liabilities	79,466	68,973

Total current liabilities	235,601	226,709

Long-term debt, less current maturities	281,408	143,714
Accrued pension costs	37,387	54,450
Accrued postretirement benefit costs	6,760	3,961
Other liabilities	44,138	46,127

Total liabilities	605,294	474,961

Patrons’ and other equity/stockholders’ equity:
Preferred stock	—	—
Common stock	2	515
Additional paid-in capital	—	399,507
Patronage reserves	232,569	—
Accumulated other comprehensive loss	(42,318)	(61,265)
Retained earnings	127,395	112,246
Common stock held in treasury	—	(275)

Total patrons’ and other equity/stockholders’ equity	317,548	450,728

	$922,842	$925,689

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Gold Kist Announces Fiscal 2005 Financial Results

November 18, 2005

GOLD KIST INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended October 2, 2004	Fiscal Year Ended October 1, 2005
	October 2, 2004	October 1, 2005
	(14 Weeks)	(13 Weeks)	(53 Weeks)	(52 Weeks)
Net sales	$646,511	$582,660	$2,390,551	$2,304,262
Cost of sales	554,142	505,462	1,999,539	1,984,178

Gross profit	92,369	77,198	391,012	320,084
Distribution, administrative and general expenses	31,011	25,283	115,512	112,177
Pension plan settlement expense	—	906	10,288	906
Conversion expenses	2,522	—	2,522	1,418

Net operating income	58,836	51,009	262,690	205,583

Other income (expenses):
Interest and dividend income	635	2,085	2,013	5,906
Interest expense	(8,514)	(5,253)	(30,259)	(23,619)
Debt prepayment interest and write-off of related fees and discount	—	(6,170)	(6,341)	(16,186)
Loss on investment	—	(2,500)	(57,364)	(2,500)
Miscellaneous, net	1,833	503	(469)	4,653

Total other expenses, net	(6,046)	(11,335)	(92,420)	(31,746)

Income before income taxes	52,790	39,674	170,270	173,837
Income tax expense	18,772	14,703	48,843	61,591

Net income	$34,018	$24,971	$121,427	$112,246

Net income per common share:
Basic	N/A	$0.50	N/A	$2.24

Diluted	N/A	$0.49	N/A	$2.22

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